EXHIBIT 99.1
NEWS RELEASE

Five9 Appoints Industry Veteran Rowan Trollope as New CEO

SAN RAMON, Calif. – May 1, 2018 – Five9, Inc. (NASDAQ: FIVN), a leading provider of cloud contact center software for the digital enterprise, today announced that its Board of Directors has appointed Rowan Trollope as CEO effective May 3rd. Trollope was formerly SVP & General Manager of Cisco’s Applications Group.

Mike Burkland, who transitioned from CEO to Executive Chairman last December due to health reasons will continue as Executive Chairman. Barry Zwarenstein, Five9’s CFO, who served as Interim CEO during the transition, will continue as Chief Financial Officer. Dan Burkland will remain President overseeing Five9 customer facing functions which include Sales, Marketing and Services.

“I am absolutely thrilled that Rowan will be our next CEO,”said Mike Burkland. “Rowan is a proven superstar and one of Silicon Valley’s most sought-after executives. He is a seasoned veteran with an extensive track record of creating value, driving innovation and scaling large technology organizations. Rowan’s valuable domain experience in cloud technologies and the contact center market will be a huge benefit to Five9 and we’re really fortunate to gain a leader with his experience, talent and vision. In addition, I believe Rowan has the right character and personality traits to carry on our unique and thriving culture at Five9.”

Trollope has over 25 years of management experience. Most recently, as a key member of the CEO’s Executive Leadership Team at Cisco, he led the Applications Group, a $5 billion business. Trollope joined Cisco in 2012 to lead the Collaboration Technology Group. During his tenure, his team reinvented Cisco’s Collaboration business, pivoting to a SaaS model and making design, simplicity and exponential improvement the guiding principles of product development. As a result, the business returned to growth - with recurring revenue growing in the double digits, margins expanding significantly, market share increasing, and leading Cisco’s shift to recurring revenue.

As a member of Cisco’s Executive Leadership Team, Trollope’s role expanded to creating a portfolio of new, high growth Enterprise SaaS businesses. This was first realized by turning-around the IoT initiative and building the industry’s #1 connectivity and data delivery platform. He next led expansion into the APM space and captured #1 market share position, and most recently took responsibility for Cisco’s blockchain strategy. Across his portfolio, Trollope applied an integrated approach of organic innovation and strategic M&A such as Broadsoft, AppDynamics and Jasper, and marquee partnerships with companies like Apple and Salesforce.

Prior to joining Cisco, Rowan spent many years in the Internet Security industry, and led Symantec’s sales, marketing and product development teams as the Group President, focusing on their cloud strategy. He was responsible for growing the company’s software-as-a-service

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strategy and expanding cloud-based delivery and customer support models. Rowan holds a variety of patents in computer security and operating systems.

“I’m honored to lead Five9”, said Rowan Trollope. “Mike has done a tremendous job building the company into a leading provider of cloud contact center software. Thanks to Mike and his leadership, Five9 is extremely well positioned to continue expanding into the enterprise market in the years ahead. Five9 is a unique opportunity for me to join a market leader with strong momentum in a large market undergoing a shift to the cloud. I look forward to working with the Five9 team to take the company to the next level.”

Dave Welsh, Lead Independent Director said, “Five9 has grown consistently though the years to become a true market leader for cloud contact center software. The rest of the Five9 board and I are extremely pleased to have Rowan leading Five9 into its next stage of growth.”

Mike Burkland transitioned to Executive Chairman last December due to health reasons. Under Mike’s leadership, Five9’s revenue increased 20x to over $200 million and the company’s value increased over 100x. “It has been a privilege to lead Five9 for the last 10 years – I am proud of our talented team and all that we have achieved together. As a rapidly growing, pure cloud company, in a large market which is in the early stages of cloud transformation, Five9 has a tremendous opportunity ahead,” Burkland added. “I’m so pleased to have Rowan at the helm to take Five9 to even greater heights.”

Forward-Looking Statements
This news release contains certain forward-looking statements, including the statements in the quotes from our Executive Chairman, Lead Independent Director, and Mr. Trollope, including statements regarding Five9’s market position, business momentum, growth outlook, Mr. Trollope’s expected impact on Five9 and its business, and the size and state of the cloud customer experience market, that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Risks that may cause these forward-looking statements to be inaccurate include, among others, the risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in our Securities and Exchange Commission filings and reports, including, but not limited to, our most recent quarterly report on Form 10-K/Q. Such forward-looking statements speak only as of the date hereof and readers should not unduly rely on such statements. We undertake no obligation to update the information contained in this press release, including in any forward-looking statements.

About Five9
Five9 is a leading provider of cloud contact center software for the digital enterprise, bringing the power of cloud innovation to customers and facilitating more than three billion customer interactions annually. Five9 provides end-to-end solutions with omnichannel routing, analytics, WFO, and AI to increase agent productivity and deliver tangible business results. The Five9 platform is reliable, secure, compliant, and scalable; designed to create exceptional personalized customer experiences.

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Media Contact:
Five9
Gabrielle Targosz
925-403-1199
Gabrielle.Targosz@five9.com
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